EXHIBIT 99.1(5)(a)

Flexible Premium Variable Life Insurance
Policy and Various Riders

POLICY SPECIFICATIONS

BASIC POLICY  -     FLEXIBLE PREMIUM
                    VARIABLE LIFE INSURANCE

PREMIUMS:           PLANNED PERIODIC PREMIUM PAYMENT   =          700.00
                    GUIDELINE SINGLE PREMIUM           =        9,336.96
                    GUIDELINE LEVEL PREMIUM            =          785.61

ACCOUNT ALLOCATIONS AVAILABLE:

     MONEY MARKET              MULTI-STRATEGY             GROWTH
     MANAGED BOND              INTERNATIONAL              EQUITY INCOME
     HIGH YIELD BOND           GOVERNMENT SECURITIES      EQUITY INDEX
     GROWTH LT                 FIXED                      AGGRESSIVE EQUITY
     EMERGING MARKETS

INTEREST ON THE FIXED ACCOUNT IS GUARANTEED TO BE NOT LESS THAN 4.00% ANNUALLY. IN ADDITION, ANY EXCESS INTEREST DECLARED BY US WILL BE GUARANTEED FOR ONE YEAR.

PREMIUM LOAD:    FOR EACH PREMIUM PAID, A SALES LOAD OF 4.00% IN THE FIRST 10
                 POLICY YEARS AND 2.00% THEREAFTER; AND A LOAD OF 2.35% FOR
                 PREMIUM TAXES.

ADMINISTRATIVE CHARGE:  $25.00 PER MONTH FOR THE FIRST 12 POLICY MONTHS; AND A
                        MONTHLY CHARGE NOT EXCEEDING $10.00 PER MONTH
                        THEREAFTER.

UNDERWRITING
SURRENDER CHARGE:              $     175.00.

SALES
SURRENDER TARGET:              $     607.50

MORTALITY AND EXPENSE
RISK CHARGE                    REFER TO CONTRACT FOR DETAILS

PAGE 3.0

POLICY NUMBER:  001234567-0        OWNER(S):  LELAND STANFORD DOE

POLICY DATE:    NOV 01, 1996
MATURITY DATE:  NOV 01, 2056       INSURED:   LELAND STANFORD DOE
RISK CLASSIFICATION: MALE SMOKER   AGE ON POLICY DATE:  35

MONTHLY PAYMENT DATE IS THE 1ST        INITIAL FACE AMOUNT:   $50,000.00
DAY OF EACH POLICY MONTH.

NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT. THE PAYMENT OF INITIAL AND SUBSEQUENT PREMIUMS WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE OR THAT THERE WILL BE ACCUMULATED VALUE AT MATURITY.

Policy Number:  001234567-01

POLICY SPECIFICATIONS
------------------------------------------------------------------------
SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE
------------------------------------------------------------------------

88-52            :     BASIC COVERAGE
                         FACE AMOUNT:                     $50,000.00
                         AGE AT ISSUE:                    35
                         COVERAGE CEASE DATE:             NOV 01, 2056
                         RISK CLASSIFICATION:             MALE/SMOKER

PERSON COVERED:          LELAND STANFORD DOE
-------------------------------------------------------------------------

R84-AD           :     ACCIDENTAL DEATH
                         EXTRA BENEFIT AMOUNT:             $50,000.00
                         AGE AT ISSUE:                     35
                         MONTHLY INSURANCE CHARGE:         $5.00
                         COVERAGE CEASE DATE:              NOV 01, 2031
                         RISK CLASSIFICATION:              MALE/SMOKER

PERSON COVERED:          LELAND STANFORD DOE
-------------------------------------------------------------------------

R84-CT           :     CHILDREN'S TERM
                         BENEFIT AMOUNT:                  $5,000.00
                         MONTHLY INSURANCE CHARGE:        $3.75
                         COVERAGE CEASE DATE:             NOV 01, 2021

COVERS ALL ELIGIBLE CHILDREN AS DEFINED IN THE POLICY IN RIDER FORM R84-
CT
--------------------------------------------------------------------------

R88-WC           :     WAIVER OF CHARGES
                         AGE AT ISSUE:                     35
                         COVERAGE CEASE DATE:              NOV 01, 2021
                         RISK CLASSIFICATION:              MALE/SMOKER

PERSON COVERED:          LELAND STANFORD DOE
--------------------------------------------------------------------------

R84-GI           :     GUARANTEED INSURABILITY
                         MAXIMUM OPTION AMOUNT:            $50,000.00

                         MONTHLY INSURANCE CHARGE:         $14.00
                         COVERAGE CEASE DATE:              NOV 01, 2001

OPTION DATES ARE POLICY ANNIVERSARIES NEAREST INSURED'S 22ND, 25TH, 28TH, 31ST, 34TH, 37TH AND 40TH BIRTHDAYS

PERSON COVERED:  LELAND STANFORD DOE

Policy Number:  001234567-0

POLICY SPECIFICATIONS
-------------------------------------------------------------------------------
SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE
-------------------------------------------------------------------------------

R88-ART-VL       :     ANNUAL RENEWABLE AND CONVERTIBLE TERM
                         FACE AMOUNT:                      $50,000.00
                         AGE AT ISSUE:                     35
                         COVERAGE CEASE DATE:              NOV 01, 2056
                         RISK CLASSIFICATION:              FEMALE/SMOKER

PERSON COVERED:          MARY STANFORD DOE
______________________________________________________________________________

Policy Number    001234567-0

POLICY SPECIFICATIONS
-------------------------------------------------------------------------------
SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE
-------------------------------------------------------------------------------

R88-ART-VL       :     ANNUAL RENEWABLE AND CONVERTIBLE TERM
                         FACE AMOUNT:                      $50,000.00
                         AGE AT ISSUE:                     35
                         COVERAGE CEASE DATE:              NOV 01, 2056
                         RISK CLASSIFICATION:              MALE/SMOKER

PERSON COVERED:          LELAND STANFORD DOE
-------------------------------------------------------------------------------

AGE               FACE AMOUNT                  AGE            FACE AMOUNT
  35                $50,000                     65              $80,000
  36                 51,000                     66               80,000
  37                 52,000                     67               80,000
  38                 53,000                     68               80,000
  39                 54,000                     69               80,000
  40                 55,000                     70               80,000
  41                 56,000                     71               80,000
  42                 57,000                     72               80,000
  43                 58,000                     73               80,000
  44                 59,000                     74               80,000
  45                 60,000                     75               80,000
  46                 61,000                     76               80,000
  47                 62,000                     77               80,000
  48                 63,000                     78               80,000
  49                 64,000                     79               80,000
  50                 65,000                     80               80,000
  51                 66,000                     81               80,000
  52                 67,000                     82               80,000
  53                 68,000                     83               80,000
  54                 69,000                     84               80,000
  55                 70,000                     85               80,000
  56                 71,000                     86               80,000
  57                 72,000                     87               80,000
  58                 73,000                     88               80,000
  59                 74,000                     89               80,000
  60                 75,000                     90               80,000
  61                 76,000                     91               80,000
  62                 77,000                     92               80,000

  63                 78,000                     93               80,000
  64                 79,000                     94               80,000

Policy Number 001234567-0

POLICY SPECIFICATIONS

TABLE OF INSURANCE CHARGES

Guaranteed Maximum Monthly Cost of Insurance Rates per $1.00 of coverage applicable to basic policy covering Leland Stanford Doe.

            Monthly                Monthly             Monthly
Age           Rate        Age        Rate      Age      Rate

   0       0.00034900     35      0.00017600    70   0.00335367
   1       0.00008921     36      0.00018686    71   0.00368199
   2       0.00008254     37      0.00020022    72   0.00406029
   3       0.00008170     38      0.00021525    73   0.00449620
   4       0.00007920     39      0.00023280    74   0.00498352

   5       0.00007503     40      0.00025202    75   0.00551331
   6       0.00007169     41      0.00027458    76   0.00607653
   7       0.00006669     42      0.00029715    77   0.00666569
   8       0.00006336     43      0.00032307    78   0.00727588
   9       0.00006169     44      0.00034984    79   0.00792387

  10       0.00006085     45      0.00037996    80   0.00863521
  11       0.00006419     46      0.00041093    81   0.00943078
  12       0.00007086     47      0.00044442    82   0.01033895
  13       0.00008254     48      0.00047960    83   0.01137350
  14       0.00009588     49      0.00051898    84   0.01251384

  15       0.00011090     50      0.00056089    85   0.01373773
  16       0.00012592     51      0.00061038    86   0.01502185
  17       0.00013927     52      0.00066577    87   0.01635661
  18       0.00014845     53      0.00072875    88   0.01773798
  19       0.00015513     54      0.00080018    89   0.01917199

  20       0.00015847     55      0.00087672    90   0.02067765
  21       0.00015931     56      0.00096005    91   0.02228714
  22       0.00015764     57      0.00104684    92   0.02406347
  23       0.00015513     58      0.00113962    93   0.02611993
  24       0.00015179     59      0.00123925    94   0.02881300

  25       0.00014762     60      0.00134998    95   0.03281758
  26       0.00014428     61      0.00147355    96   0.03964294
  27       0.00014261     62      0.00161341    97   0.05306605



  28       0.00014178      63     0.00177217    98   0.08552685
  29       0.00014261      64     0.00194909    99   1.00000000

  30       0.00014428      65     0.00214342
  31       0.00014845      66     0.00235100
  32       0.00015263      67     0.00257276
  33       0.00015931      68     0.00280882
  34       0.00016682      69     0.00306532

Policy Number 001234567-0

POLICY SPECIFICATIONS

TABLE OF INSURANCE CHARGES

Guaranteed Maximum Monthly Cost of Insurance Rates per $1.00 of coverage applicable to Annual Renewable & Convertible Term Rider covering Mary Stanford Doe.

            Monthly                 Monthly            Monthly
Age           Rate        Age        Rate      Age      Rate

   0       0.00024115      35     0.00013760    70   0.00186144
   1       0.00007253      36     0.00014679    71   0.00204194
   2       0.00006753      37     0.00015764    72   0.00226723
   3       0.00006586      38     0.00017016    73   0.00254448
   4       0.00006419      39     0.00018519    74   0.00287245

   5       0.00006336      40     0.00020189    75   0.00324392
   6       0.00006085      41     0.00022027    76   0.00365336
   7       0.00006002      42     0.00023948    77   0.00409428
   8       0.00005835      43     0.00025787    78   0.00456716
   9       0.00005752      44     0.00027709    79   0.00508570

  10       0.00005668      45     0.00029715    80   0.00567286
  11       0.00005752      46     0.00031722    81   0.00635051
  12       0.00006002      47     0.00033813    82   0.00714053
  13       0.00006252      48     0.00036155    83   0.00805859
  14       0.00006669      49     0.00038665    84   0.00909199

  15       0.00007086      50     0.00041428    85   0.01023158
  16       0.00007503      51     0.00044358    86   0.01147089
  17       0.00007920      52     0.00047625    87   0.01280817
  18       0.00008170      53     0.00051395    88   0.01424663
  19       0.00008504      54     0.00055251    89   0.01579787

  20       0.00008754      55     0.00059276    90   0.01748266
  21       0.00008921      56     0.00063303    91   0.01933505
  22       0.00009088      57     0.00067164    92   0.02141899
  23       0.00009255      58     0.00070859    93   0.02385238
  24       0.00009505      59     0.00074807    94   0.02692636

  25       0.00009672      60     0.00079261
  26       0.00009922      61     0.00084811
  27       0.00010172      62     0.00091795


  28       0.00010506      63     0.00100723
  29       0.00010840      64     0.00111093

  30       0.00011257      65     0.00214342
  31       0.00011674      66     0.00235100
  32       0.00012091      67     0.00257276
  33       0.00012509      68     0.00280882
  34       0.00013176      69     0.00306532

Policy Number 001234567-0

POLICY SPECIFICATIONS

TABLE OF INSURANCE CHARGES

Guaranteed Maximum Monthly Cost of Insurance Rates per $1.00 of coverage applicable to Annual Renewable & Convertible Term Rider covering Leland Stanford Doe.

            Monthly                 Monthly           Monthly
Age           Rate        Age        Rate      Age      Rate

   0       0.00034900     35      0.00017600    70   0.00335367
   1       0.00008921     36      0.00018686    71   0.00368199
   2       0.00008254     37      0.00020022    72   0.00406029
   3       0.00008170     38      0.00021525    73   0.00449620
   4       0.00007920     39      0.00023280    74   0.00498352

   5       0.00007503     40      0.00025202    75   0.00551331
   6       0.00007169     41      0.00027458    76   0.00607653
   7       0.00006669     42      0.00029715    77   0.00666569
   8       0.00006336     43      0.00032307    78   0.00727588
   9       0.00006169     44      0.00034984    79   0.00792387

  10       0.00006085     45      0.00037996    80   0.00863521
  11       0.00006419     46      0.00041093    81   0.00943078
  12       0.00007086     47      0.00044442    82   0.01033895
  13       0.00008254     48      0.00047960    83   0.01137350
  14       0.00009588     49      0.00051898    84   0.01251384

  15       0.00011090     50      0.00056089    85   0.01373773
  16       0.00012592     51      0.00061038    86   0.01502185
  17       0.00013927     52      0.00066577    87   0.01635661
  18       0.00014845     53      0.00072875    88   0.01773798
  19       0.00015513     54      0.00080018    89   0.01917199

  20       0.00015847     55      0.00087672    90   0.02067765
  21       0.00015931     56      0.00096005    91   0.02228714
  22       0.00015764     57      0.00104684    92   0.02406347
  23       0.00015513     58      0.00113962    93   0.02611993
  24       0.00015179     59      0.00123925    94   0.02881300

  25       0.00014762     60      0.00134998    95   0.03281758
  26       0.00014428     61      0.00147355    96   0.03964294
  27       0.00014261     62      0.00161341    97   0.05306605


  28       0.00014178      63     0.00177217    98   0.08552685
  29       0.00014261      64     0.00194909    99   1.00000000

  30       0.00014428      65     0.00214342
  31       0.00014845      66     0.00235100
  32       0.00015263      67     0.00257276
  33       0.00015931      68     0.00280882
  34       0.00016682      69     0.00306532

Policy Number    001234567-0

POLICY SPECIFICATIONS

TABLE OF INSURANCE CHARGES

Guaranteed Maximum Monthly Waiver of Charges Rates per $1.00 of coverage applicable to Leland Stanford Doe.

AGE        RATE       AGE   RATE
   0       0.00004    30    0.00007
   1       0.00004    31    0.00007
   2       0.00004    32    0.00007
   3       0.00004    33    0.00007
   4       0.00004    34    0.00007

   5       0.00004    35    0.00007
   6       0.00004    36    0.00007
   7       0.00004    37    0.00007
   8       0.00004    38    0.00008
   9       0.00004    39    0.00008

  10       0.00004    40    0.00008
  11       0.00004    41    0.00008
  12       0.00004    42    0.00008
  13       0.00004    43    0.00008
  14       0.00004    44    0.00009

  15       0.00005    45    0.00009
  16       0.00005    46    0.00009
  17       0.00005    47    0.00009
  18       0.00005    48    0.00009
  29       0.00005    49    0.00010

  20       0.00006    50    0.00010
  21       0.00006    51    0.00011
  22       0.00006    52    0.00014
  23       0.00006    53    0.00015
  24       0.00006    54    0.00019

  25       0.00006    55    0.00024
  26       0.00006    56*   0.00031
  27       0.00007    57*   0.00038
  28       0.00007    58*   0.00046
  29       0.00007    59*   0.00055

* Only for renewal purposes

Policy Number  001234567-0

POLICY SPECIFICATIONS

TABLE OF INSURANCE CHARGES

Guaranteed Maximum Monthly Waiver of Charges Rates per $1.00 of coverage applicable to Mary Stanford Doe.

AGE          RATE       AGE   RATE
   0         0.00006    30    0.00010
   1         0.00006    31    0.00010
   2         0.00006    32    0.00010
   3         0.00006    33    0.00010
   4         0.00006    34    0.00010

   5         0.00006    35    0.00010
   6         0.00006    36    0.00010
   7         0.00006    37    0.00010
   8         0.00006    38    0.00010
   9         0.00006    39    0.00010

  10         0.00006    40    0.00010
  11         0.00006    41    0.00010
  12         0.00006    42    0.00010
  13         0.00006    43    0.00010
  14         0.00006    44    0.00011

  15         0.00007    45    0.00011
  16         0.00007    46    0.00011
  17         0.00008    47    0.00011
  18         0.00008    48    0.00011
  29         0.00008    49    0.00012

  20         0.00009    50    0.00012
  21         0.00009    51    0.00013
  22         0.00009    52    0.00016
  23         0.00009    53    0.00017
  24         0.00009    54    0.00021

  25         0.00009    55    0.00026
  26         0.00009    56*   0.00033
  27         0.00010    57*   0.00040
  28         0.00010    58*   0.00046
  29         0.00010    59*   0.00052

* Only for renewal purposes

DEFINITIONS

PM, WE, OUR, and US - refers to Pacific Mutual Life Insurance Company.

MONTHLY PAYMENT DATE - is the day each month on which certain policy charges are deducted from the Accumulated Value. This day is shown on page 3. The first monthly payment date is the Policy Date.

HOME OFFICE - means PM's Variable Life Administration Department located at 700 Newport Center Drive, P.O. Box 7500, Newport Beach, California 92658-7500.

YOU, YOUR or OWNER - refers to the owner of this policy.

POLICY DATE - is shown on page 3. Policy months, years and anniversaries are measured from this date.

AGE - means age nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.

EVIDENCE OF INSURABILITY - is information, including medical information, satisfactory to us that is used to determine insurability and the insured's class of risk.

DEBT - means all unpaid policy loans plus accrued interest on such loans.

WRITTEN REQUEST - is a request in writing satisfactory to PM and filed at its Home Office.

MATURITY DATE - is the policy anniversary nearest the insured's 95th birthday.

OWNER AND BENEFICIARY

OWNER - The Owner of this policy is as shown on the Policy Specifications pages or in a later written change. If there are two or more owners, they will own this policy as joint tenants with right of survivorship, unless otherwise stated.

ASSIGNMENT - You may assign this policy by written request. An assignment will take place only when recorded at our Home Office. When recorded, the assignment will take effect as of the date the written request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by PM before the change is recorded. PM will not be responsible for the validity of any assignment.

BENEFICIARY - The beneficiary is named by you in the application to receive the death proceeds. The interest of any beneficiary will be subject to any assignment.

You may make a change of beneficiary by written request on forms provided by PM while the insured is living. The change will take place as of the date the request is signed. Any rights created by the change will be subject to any payments made or actions taken by PM before the written request is received. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her consent.

The interest of a beneficiary who does not survive to receive payment will pass to the surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiaries survive to receive payment, the death benefit proceeds will pass to the owner, or the owner's estate if the owner does not survive to receive payment.

PREMIUMS

PREMIUMS - This policy will not be in force until the initial premium is paid. No premium may be less than $50. Premiums may be paid at any time prior to the maturity date, subject to the premium limitations shown on the following page. Premiums are payable either at our Home Office or to an agent of PM. On written request a premium receipt signed by an officer of PM will be given after payment.

PREMIUM ALLOCATION - The initial premium, less the Premium Load, will be allocated to the Money Market Variable Account on the date it is received. On the date which is the later of 15 days after the policy is issued or 45 days after the date the application is signed, the Accumulated Value in the Money Market Variable Account will be allocated to the Fixed and Variable Accounts according to the premium allocation specified in the application. Any additional premiums received by us prior to such date, less the Premium Load, will be allocated to the Money Market Variable Account.

Upon written request, you may change the premium allocation. Subsequent premiums received by us, less the Premium Load, will be allocated to the Fixed and Variable Accounts according to your most recent instructions, subject to the following. The Accumulated Value may be allocated to no more than five of the Fixed and Variable Accounts. If we receive a premium and your most recent allocation instructions would violate this requirement, we will allocate the premium, less the Premium Load, to the Fixed and Variable Accounts in the same proportion as the Accumulated Value in those accounts.

PREMIUM LIMITATION - In order for this policy to be treated as life insurance under the Internal Revenue Code, the sum of the premiums paid less a portion of any Withdrawals as defined in the Internal Revenue Code may not exceed the greater of:

- the Guideline Single Premium; or

- the sum of the Guideline Level Premiums to the date of payment.

The amounts of the Guideline Premiums are shown in the Policy Specifications pages. The Guideline Premiums will change whenever there is a change in the face amount of insurance or in other policy benefits. Such change will be shown in the supplemental schedule of benefits and premiums.

The Guideline premiums are determined according to the rules applicable to this policy set forth in the Internal Revenue Code. The Guideline Premiums will be adjusted to conform to any changes in the Internal Revenue Code.

In the event that a premium payment would exceed these limits, we reserve the right to refund the excess payment to the owner. Further, we reserve the right to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance under the Internal Revenue Code.

We reserve the right to require evidence of insurability, satisfactory to us, for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.

GRACE PERIOD AND LAPSE - If the Accumulated Value less debt on a monthly payment date is not sufficient to cover the current monthly deduction, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force. At the start of the Grace Period, we will transfer with no charge, the portion of the Accumulated Value in all Variable Accounts into the Money Market Variable Account.

We will send a notice at the start of the grace period to you at your last known address and to any assignee of record. The grace period will end 61 days after we mail you the notice. The notice will state the due date and the amount of premium required to keep your policy in force. A minimum of three times the monthly deduction due when the insufficiency occurred must be paid. Upon receipt of payment, we will allocate the Accumulated Value in the Money Market Account and the premium payment, less the Premium Load, to the Variable Accounts and Fixed Account according to your most recent premium allocation instructions. Your Policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. We will send you and any assignee of record, a written notice 30 days prior to lapse. Upon lapse, the policy will terminate with no value.

REINSTATEMENT - If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with:

- written application;

- evidence of insurability satisfactory to us;

- payment of sufficient premium to cover all monthly deductions that were due and unpaid during the grace period; plus

- payment of sufficient premium to keep the policy in force for three months after the date of reinstatement.

When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following. We will allocate the Accumulated Value and your premium payment, less the Premium Load, to the Variable Accounts and Fixed Account according to your most recent premium allocation instructions. If the policy is reinstated after the first monthly payment date following lapse, the Accumulated Value will be reduced by the amount of any debt on the date of lapse and no policy debt will exist on the date of reinstatement. If the policy is reinstated on the first monthly payment date following lapse, any debt on the date of lapse will also be reinstated, with the corresponding portion of the Accumulated Value allocated to the Loan Account as described in the Policy Loans provision.

The effective date of the reinstated policy will be the first monthly payment date on or following the date we approve your reinstatement application.

POLICY BENEFITS

DEATH BENEFIT OPTIONS - The death benefit for this policy will be one of the following.

OPTION A - The death benefit equals the greater of:

- the face amount; or

- the Guideline Minimum Death Benefit.

OPTION B - The death benefit is the greater of:

- the face amount plus the Accumulated Value on the date of death; or

- the Guideline Minimum Death Benefit.

The owner elects the Death Benefit Option in the application. If no option is elected, Option A is the automatic option. Thereafter the option may be changed on written request. After any such change, the face amount will be that amount which results in the death benefit after the change being equal to the death benefit before the change. The Death Benefit Option may not be changed more than once in any policy year.

Changing from Option A to Option B will require evidence of insurability satisfactory to PM and will be subject to an administrative charge of $100.
This charge will be deducted from the Accumulated Value in the Fixed Account and the Variable Accounts in the proportion that each bears to your Accumulated Value less debt on the effective date of the change.

THE GUIDELINE MINIMUM DEATH BENEFIT at any time is the Accumulated Value multiplied by the Death Benefit Percentage shown below:

          Death Benefit            Death Benefit
Age         Percentage      Age      Percentage

0-40          250%          60          130%


  41                243       61             128
  42                236       62             126
  43                229       63             124
  44                222       64             122
  45                215       65             120
  46                209       66             119
  47                203       67             118
  48                197       68             117
  49                191       69             116
  50                185       70             115
  51                178       71             113
  52                171       72             111
  53                164       73             109
  54                157       74             107
  55                150    75-90             105
  56                146       91             104
  57                142       92             103
  58                138       93             102
  59                134    greater           101
                           than 93

DEATH BENEFIT PROCEEDS - The actual amount payable to the beneficiary if the insured dies while your policy is in force is called the death benefit proceeds. The death benefit proceeds are equal to the death benefit provided by your policy, as of the date of death, less any debt and less any due and unpaid monthly deductions occurring during a grace period.

We will pay the death benefit proceeds to the beneficiary after we receive, at our Home Office, proof of the insured's death satisfactory to us and such other information as we may reasonably require. The actual death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals and Policy Loans.

CHANGE PROVISION - Subject to PM's approval, the owner may change the face amount of insurance if such request is made:

- during the lifetime of the insured;

- after the fifth policy year following the later of the policy date or the most recent increase in face amount if the change is a decrease; this restriction does not apply for changes from Death Benefit Option A to Option B;

- no more often than once in any policy year; and

- on written request while this policy is in force.

INCREASE - The effective date of the increased face amount will be the first monthly payment date on or following the date the all applicable conditions are met. A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:

- the effective date of the increased face amount;

- the amount of the increase and the increased face amount; and

- the class of risk; and

- the new Guideline Premiums.

An increase in face amount will be allowed only if it results in a death benefit increase no less than our minimum limit in effect on the date of the request.

A charge of $100 will be deducted from the Accumulated Value in the Fixed Account and the Variable Accounts in the proportion that each bears to your Accumulated Value less debt on the effective date of the increase.

DECREASE - The effective date of the decreased face amount will be the first monthly payment date on or following the date the written request is received by us. Existing insurance will be decreased or eliminated in the following order:

- first, the most recent increase;

- second, the next most recent increases successively; and

- finally, the original face amount.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:

- the effective date of the decreased face amount;

- the amount of the decrease and the decreased face amount; and

- the new Guideline Premiums.

The request for a decrease in the face amount will be subject to the Guideline Premiums Limitation as defined in the Internal Revenue Code. Such request will not be allowed if the resulting Guideline Premiums could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy. The face amount of this policy may not be decreased to less than the our minimum issue limit in effect on the date of the request.

Any decrease in the face amount must result in a death benefit decrease no less than our minimum limit in effect on the date of the request.

ACCUMULATED VALUE

ACCUMULATED VALUE - The Accumulated Value on any date is the sum of your policy's Accumulated Value in the Fixed and Variable Accounts, plus the amount set aside in the Loan Account to secure any policy debt.

The amount set aside to secure debt in the Loan Account on each policy anniversary is equal to the amount of debt. During each policy year, the amount in the Loan Account on any date is:

- the amount in the Loan Account on the prior anniversary increased by interest;

- plus any loan taken since the prior anniversary increased by interest; and

- minus any loan amount repaid since the prior anniversary increased by interest.

FIXED ACCOUNT - The Accumulated Value in the Fixed Account on any date is:

- the Accumulated Value in the Fixed Account on the prior monthly payment date increased by interest;

- plus the amount of any premiums less Premium Load received and allocated to the Fixed Account since the last monthly payment date, increased by interest;

- minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Account increased by interest:

- minus the amount of any Withdrawals, or transfers from the Fixed Account, including transfers to the Loan Account, since the last monthly payment date, increased by interest; and

- plus the amount of any transfer to the Fixed Account, including transfers from the Loan Account, since the last monthly payment date, increased by interest.

VARIABLE ACCOUNTS - Assets in the Variable Accounts are divided into Accumulation units, which are a measure of value used for bookkeeping purposes. We credit your policy with Accumulation units in each Variable Account as a result of:

- the amount of any premiums less Premium Load received and allocated to the Variable Account; and

- transfers of Accumulated Value to the Variable Account, including transfers to the Loan Account;

We debit Accumulation units in each Variable Account as a result of:

- transfers from the Variable Account, including transfers to the Loan Account;

- surrenders and Withdrawals from the Variable Account; and

- the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

To determine the number of Accumulation units debited or credited in connection with a transaction, we divide the dollar amount of the transaction by the unit value of the affected Variable Account.

The unit value of each Variable Account is determined on each Valuation Date. The number of units in each Variable Account will not change because of subsequent changes in unit value.

The Accumulation unit value of each Variable Account initially was $10. To calculate the unit value of a Variable Account on any Valuation Date, we adjust the unit value from the previous Valuation Date, for:

- the investment performance of the Variable Account;

- any dividends or distributions paid to the Variable Account;

- charges, if any, that may be assessed by us for income taxes attributable to the operation of the Variable Account.

A Valuation Date is each day required by applicable law and currently includes each day the New York Stock Exchange is open.

To determine your Accumulated Value in each Variable Account, we multiply the number of units in the Variable Account by the unit value of such account.

INTEREST - We will credit interest on the Accumulated Value in the Fixed Account at a rate not less than .32737% per month, compounded monthly. This is equivalent to 4% annually. At our discretion, we may credit a higher rate of interest from time to time. We will credit interest on the amount in the Loan Account at a rate of .32737% per month, compounded monthly.

TRANSFERS - After the Free Look Right period and while your policy is in force, you may, upon written request, transfer your Accumulated Value, or a part of it, among the Fixed and Variable Accounts subject to the following. No transfer may be made if the policy is in a grace period and the required premium has not been paid. Only one transfer from the Fixed Account may be made in any twelve month period. If the Accumulated Value in the Fixed Account is at least $1000, transfers from the Fixed Account will be limited to 20% of the Accumulated Value in the Fixed Account. Transfers from the Variable Accounts to the Fixed Account may be made only during the policy month preceding each policy anniversary. After each transfer, the Accumulated Value may be allocated to no more than five of the Fixed and Variable Accounts.

No charges are currently imposed upon a transfer. We reserve the right at a future date to limit the size of transfers and remaining balances, to assess transfer charges and to limit the number and frequency of transfers.

MONTHLY DEDUCTION - A Monthly Deduction for a policy month is due on each monthly payment date and is equal to the sum of the following items:

- the monthly Cost of Insurance Charge;

- the Administrative Charge, if any;

- the Mortality and Expense Risk Charge; and

- the monthly charge of any rider benefits.

The Monthly Deduction will be charged proportionately to the Accumulated Value in each Variable Account and the Fixed Account on the monthly payment date.

COST OF INSURANCE CHARGE - Beginning on the policy date and monthly thereafter, there will be a charge equal to the Cost of Insurance applicable to the following.

- the initial face amount; plus

- each increase in the face amount.

The monthly Cost of Insurance Charge for the death benefit payable under this policy, is (1) multiplied by the result of (2) minus (3), where:

- (1) is the applicable monthly Cost of Insurance Rate;

- (2) is the death benefit at the beginning of the policy month divided by 1.004074; and

- (3) is the Accumulated Value at the beginning of the policy month before the Monthly Deduction due, including any interest credited to the Loan Account.

If there have been increases in the face amount, then, for purposes of calculating the Cost of Insurance Charge, the Accumulated Value will first be considered applicable to the initial face amount. If the Accumulated Value exceeds the initial face amount divided by 1.004074, the excess will then be considered applicable to any additional face amount resulting from increases in the order of the increases.

COST OF INSURANCE RATES - The Cost of Insurance Rates are based on the insured's age, gender, risk classification, and the policy duration. The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown on the Policy Specifications pages. Any changes in the Cost of Insurance Rates will apply uniformly to all members of the same class.

If the death benefit equals a percentage of the Accumulated Value, any increase in Accumulated Value will cause an automatic increase in the death benefit. The risk classification and duration for such increase will be the same as that used for the most recent increase in face amount that has not been eliminated through the Decrease provision.

MORTALITY AND EXPENSE RISK CHARGE - Beginning on the policy date and monthly thereafter, there will be a charge equal to .000625 (.75% annually) in the first 10 policy years; .000208333 (.25% annually) thereafter multiplied by the Accumulated Value less debt at the beginning of the policy month less the Cost of Insurance Charge and less the monthly charge for rider benefits, if any. The Mortality and Expense Risk Charge is to compensate us for the risk we assume that mortality and expenses will be greater than estimated.

ADMINISTRATIVE CHARGE - Beginning on the policy date and monthly thereafter, there will be an Administrative Charge against the Accumulated Value. The amount of this charge, will not exceed the amount shown on the Policy Specifications pages.

PREMIUM LOAD - A Premium Load will be charged each time a premium is paid to cover premium tax and our sales and distribution expenses. The Premium Load will equal a certain percentage of the corresponding premium and consists of the following:

- a sales load equal to 4% in the first 10 policy years and 2% thereafter; and

- a charge of 2.35% for premium taxes.

The Premium Load associated with each premium will be immediately deducted from the premium paid.

OTHER DEDUCTIONS - On the effective date of any increase in face amount or a change from Option A to Option B we will deduct $100 from your Accumulated Value in the Fixed and Variable Accounts in the proportion that each bears to your Accumulated Value less debt. However, if the face amount is increased strictly as a result of a change from Option B to Option A, the charge for an increase will be waived.

MATURITY, SURRENDER AND WITHDRAWAL OF VALUES

MATURITY - If the insured is living on the maturity date, this policy will then terminate. We will pay to you the Accumulated Value less Debt as a final settlement.

SURRENDER - Upon written request while the insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.

NET CASH SURRENDER VALUE - The Net Cash Surrender Value is the Cash Surrender Value less any policy debt.

CASH SURRENDER VALUE - The Cash Surrender Value is the Accumulated Value less any surrender charge.

SURRENDER CHARGE - A surrender charge will be deducted from the Accumulated Value upon surrender of the policy. The surrender charge is needed to help pay for underwriting, policy issue, and sales costs. The total surrender charge is equal to the sum of an Underwriting Surrender Charge and a Sales Surrender Charge.

The Underwriting Surrender Charge is shown on the Policy Specifications pages. It remains level for 5 policy years and then decreases by 1.666% per month to zero at the 120th month.

The Sales Surrender Charge is equal to 26% of the premiums paid up to the Sales Surrender Target. The Sales Surrender Target is shown on the Policy Specifications pages. The Sales Surrender Charge increases as premiums are paid until the Sales Surrender Target is reached. After the 5th policy year the maximum Sales Surrender Charge decreases by 1.666% per month to zero at the 120th month.

WITHDRAWALS - Withdrawals of the Net Cash Surrender Value may be taken as follows:

Upon written request on or after the first policy anniversary and before the 15th policy anniversary, while the insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy as a Preferred Withdrawal. A maximum of one Preferred Withdrawal may be taken in each policy year. Preferred Withdrawals will not be allowed on or after the 15th policy anniversary.

The portion of a Preferred Withdrawal up to 10% of the sum of all premiums paid will not affect the face amount of this policy. The excess of any Preferred Withdrawal over 10% of the sum of all premiums paid will be treated as a Partial Withdrawal and will therefore cause a reduction in face amount, as described below, if the Death Benefit is Option A.

Upon written request on or after the 15th policy anniversary while the insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy as a Partial Withdrawal. Partial Withdrawals will not be allowed prior to the 15th policy anniversary.

When a Partial Withdrawal is taken and the Death Benefit Option is A, the face amount will be reduced by the lesser of:

- (1) the amount of the Partial Withdrawal; or

- (2) the excess, if any, of the face amount over the result of (a) minus (b) where:

- (a) is the Guideline Minimum Death Benefit immediately prior to the Partial Withdrawal; and

- (b) is the amount of the Partial Withdrawal.

Preferred and Partial Withdrawals will be subject to the following conditions:
The amount of each withdrawal must be at least $500 and the Net Cash Surrender Value remaining after each withdrawal must be at least $500. Also, if there is any policy debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the debt divided by 90%.

A withdrawal will not be allowed if it causes the face amount to drop below our minimum issue limit. The amount of each withdrawal will be allocated proportionately to the Accumulated Value in the Fixed and Variable Accounts unless otherwise requested by you. If the insured dies after the request for a withdrawal is sent to us and prior to withdrawal being effected, the amount of the withdrawal will be deducted from the death benefit proceeds, which will be determined without taking the withdrawal into account.

INCOME BENEFITS

INCOME BENEFITS - Maturity, surrender or withdrawal benefits may be used to buy a lifetime monthly income. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will be payable for at least ten years. The purchase rates for the monthly income will be set from time to time. However, the income bought by each $1,000 will always be at least as large as that shown below.

Age      Monthly Income   Age   Monthly Income

30            $3.76        54        $4.73
32            $3.81        56        $4.87
34            $3.86        58        $5.04
36            $3.91        60        $5.22
38            $3.97        62        $5.42
40            $4.03        64        $5.65
42            $4.10        66        $5.91
44            $4.18        68        $6.19
46            $4.27        70        $6.50
48            $4.37        72        $6.85
50            $4.48        74        $7.22
52            $4.59        75        $7.41

Monthly income amounts for ages not shown are halfway between the two amounts for the nearest two ages which are shown.

Guaranteed amounts for ages under 30 are the same as those for age 30; guaranteed amounts for ages over 75 are the same as those for age 75. Amounts shown are based on the 1983 Table a with interest at 4%.

This benefit is not available if the income would be less than $25 a month. We may require evidence of survival for incomes which last more than ten years.

OTHER OPTIONS - Maturity, surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time.

POLICY LOANS

POLICY LOANS - You may obtain loans by written request after the Free Look Period on the sole security of the amount in the Loan Account for this policy.

AMOUNT AVAILABLE - The amount available for a loan is equal to 100% of the Accumulated Value in the Fixed Account plus 90% of the Accumulated Value in the Variable Accounts, less any debt and less any surrender charges that would be imposed if the policy were surrendered on the date the loan was taken. The amount of a loan must be at least $500.

LOAN INTEREST - Interest will accrue daily and is payable in arrears at the annual rate of 4.75%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.

LOAN ACCOUNT - When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Fixed and Variable Accounts into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Variable Accounts and the Fixed Account on a proportionate basis, up to the amount available. We will credit interest monthly on amounts in the Loan Account at a rate equivalent to an annual effective rate of 4%.

On each policy anniversary, if the amount in the Loan Account exceeds policy debt, the excess will be transferred from the Loan Account to the Fixed and Variable Accounts according to your most recent instructions. If policy debt exceeds the amount in the Loan Account, an amount equal to such excess will be transferred from the Fixed and Variable Accounts on a proportionate basis to the Loan Account.

REPAYMENT - Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Fixed and Variable Accounts according to your most recent instructions.

Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.

GENERAL PROVISIONS

ENTIRE CONTRACT - This policy is a contract between owner and PM.

This policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the policy, any endorsements or riders, and all additional policy information sections added to this policy are the entire contract.

Only an authorized officer is permitted to change this contract or extend the time for paying premiums.

All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. PM will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in the application.

INCONTESTABILITY - Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time period:

- The initial face amount cannot be contested after the policy has been in force during the insured's lifetime for two years from the policy date; and

- an increase in face amount cannot be contested after the increased amount has been in force during the insured's lifetime for two years from its effective date.

PARTICIPATING - This policy is participating and will share in the surplus earnings of PM. However, the current dividend scale is zero and it is not expected that dividends will be paid. Any dividends that do become payable will be paid in cash.

JUVENILE INSURED - If an insured's age on the policy date is less than 20, the insured will be notified at least 60 days prior to attainment of age 20 of the option to apply for "Nonsmoker" risk status.

This option must be requested in writing and accompanied by satisfactory evidence of nonsmoking.

SUICIDE EXCLUSION - If the insured dies by suicide, while sane or insane, within two years of the policy date, no death benefit proceeds will be paid. Instead, we will return the sum of the premiums paid, less the sum of any debt, any withdrawal amounts, and any dividends paid in cash.

If the insured dies by suicide, while sane or insane, within two years of the effective date of any increase in the face amount, no benefit will be paid with respect to such increase. Instead, we will refund the Cost of Insurance Charges made with respect to that increase.

MISSTATEMENT OF AGE OR SEX - If the insured's age or sex is misstated in the application, the amount of the death benefit shall be the greater of that which would be purchased by the most recent Cost of Insurance Charge at the correct age and sex, or the Guideline Minimum Death Benefit for the correct age and sex.

If the insured's age or sex is misstated in the application, the Accumulated Value will be modified by recalculating all prior Cost of Insurance charges and other monthly deductions based on the correct age and sex.

REPORTS - A report will be mailed to you at the end or each policy quarter to your last known address. This report will include the following information for the policy quarter:

- the Accumulated Value;

- the Cash Surrender Value;

- the current death benefit;

- transactions that occurred during the policy quarter;

- existing debt;

- changes in the Guideline Premiums;

- surrender charges; and

- any information required by law.

In addition to the above reports, a semi-annual and an annual report will also be mailed to you. These reports will contain financial statements for the Separate Account and the designated investment company or companies in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940. We will also send any other reports as required by federal securities law.

POLICY ILLUSTRATIONS - Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee for this service.

BASIS OF VALUES - A detailed statement showing how values are determined has been filed with the state insurance department. All values are not less than the minimums required by the law in the state in which this policy is delivered, based on the Commissioner's 1980 Standard Ordinary Mortality Table and interest at the rate of 4%, except for unisex issues which are based on the 1980 CSO Table B and interest at the rate of 4%.

OWNERSHIP OF ASSETS - We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

COMPLIANCE - We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule or regulation, including but not limited to requirements for life insurance contracts under the Internal Revenue Code or any state.

We will provide you with a copy of any such change, and will also file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.

EXCHANGE OF INSURED

BENEFIT - After the first policy year, you may exchange the named insured on this policy for a new insured, subject to the following provisions.

EXCHANGE CONDITIONS - Exercise of this exchange will be subject to the following conditions:

- the new insured must submit evidence of insurability satisfactory to us;

- you must make written application for the exchange and return this policy for reissue; and

- you must pay $100 to cover the administrative costs for processing the exchange.

A request for an exchange of insured will be subject to the Guideline Premiums Limitation as defined in the Internal Revenue Code. Such request will not be allowed if the resulting Guideline Premiums could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy.

The charge of $100 will be deducted from the Accumulated Value in the Fixed Account and the Variable Accounts in the proportion that each bears to your Accumulated Value less debt on the effective date of the exchange.

EXCHANGE DATE - The exchange date is the first monthly payment date on or after the date the exchange conditions are met.

COVERAGE ON NEW INSURED - Coverage on the new insured will become effective on the exchange date. Coverage on the current insured will terminate on the day before the exchange date.

The policy date will not be changed unless the new insured was born after the policy date. In that case, the new policy date will be the policy anniversary on or next following the birth date of the new insured.

The Cost of Insurance Rates for the new insured will be those applicable for the new insured's age, risk classification, and the policy duration. Riders on the new insured will be added only with our consent and subject to our requirements.

The face amount will not be affected by the exchange. If a different face amount is desired on the new insured, the Increase or Decrease provision of the policy can be exercised.

SUICIDE EXCLUSION - If the new insured dies by suicide, while sane or insane, within two years of the exchange date, no death benefit proceeds will be paid. Instead, we will return the Net Cash Surrender Value as of the exchange date, plus the premiums paid since the exchange date, less the sum of any increase in debt, any withdrawal amounts, and any dividends paid in cash since the exchange date.

INCONTESTABILITY - Except for failure to pay premiums, this policy cannot be contested after it has been in force during the new insured's lifetime for two years from the exchange date.

GENERAL CONDITIONS - Any debt or assignment outstanding against this policy will not be affected by the exchange.

PAYMENTS

VARIABLE ACCOUNTS - We will pay death benefit proceeds, Net Cash Surrender Value on surrender, Preferred Withdrawals, Partial Withdrawals, and loan based on allocations made to the Variable Accounts, and will effect a transfer between Variable Accounts or from a Variable Account to the Fixed Account within seven days after we receive all the information needed to process a payment.

However, we may postpone the calculation or payment of such a payment or transfer of amounts based on investment performance of the Variable Accounts if:

The New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

An emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Account assets; or

The SEC by order permits postponement for the protection of policy owners.

FIXED ACCOUNT - As to amounts allocated to the Fixed Account, we may defer payment of any Net Cash Surrender Value on surrender, Preferred Withdrawals, Partial Withdrawals, or loan amounts or defer transfers from the Fixed Account for up to six months after we receive a request for it. We will allow interest, at a rate of at least 4% annually, on any Net Cash Surrender Value or withdrawal benefit derived from the Fixed Account that we defer for 30 days or more.

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - We established the Separate Account and maintain it under the laws of California. The Separate Account is divided into subaccounts, called Variable Accounts. Realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains, or losses. Assets may be put in our Separate Account to support this policy and other variable life insurance policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts of policies.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of Pacific Mutual. We do not hold ourselves out to be trustees of the Separate Account assets.

VARIABLE ACCOUNTS - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations, are shown on the Policy Specifications pages. The allocations that you initially choose are shown on the copy of the application attached to this Policy. From time to time we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

- change or add designated investment companies;

- add, remove or combine Variable Accounts;

- add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;

- register or deregister the Separate Account under the Investment Company Act of 1940;

- operate the Separate Account as a managed investment company;

- combine the assets of the Separate Account with other separate accounts of PM or an affiliate thereof;

- run any Variable Account under the direction of a committee, board, or other group;

- restrict or eliminate any voting rights of policy owners with respect to the Separate Account, or other persons who have voting rights as to any Variable Account. Also, unless required by law or regulation, an investment policy may not be changed without our consent; and

- comply with law.

If any of these changes result in a material change in the underlying investments of a Variable Account of our Separate Account, we will notify you of such change.

We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner in the state of California and without following the filing and other procedures established by insurance regulators of the state of issue, with whom the approval process if on file.

ENDORSEMENT

This endorsement becomes a part of the contract to which it is attached.

A ninth variable account, called Equity Index and its corresponding fund series of the same name is hereby added. Premiums may be allocated to this variable account as provided for in the Premium Allocations section and accumulation value may be transferred into or out of this variable account as provided in the Transfers section.

PACIFIC MUTUAL LIFE INSURANCE COMPANY


Thomas C Sutton
President

E-8820

SUICIDE ENDORSEMENT



THIS POLICY IS HEREBY AMENDED TO PROVIDE THAT:

The policy date to be used for the purpose of the suicide provision in this policy is as follows:

1. The date of the exchanged policy, or if more than one policy has been exchanged for this policy, the date of the earliest exchanged policy for the total death benefit up to an amount equal to the sum of the death benefits of all of the policies exchanged for this policy.

2. The date of this policy, for any amount of this policy's death benefit, greater than the total death benefit amounts of the policy or policies which have been exchanged for this policy.



PACIFIC MUTUAL LIFE INSURANCE COMPANY


TC Sutton              Audrey L Milfs
President              Secretary


15-15885-00

ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER

COVERED PERSON - As used in this rider, the term "Covered Person" means any of the individuals covered under this rider on the Policy Date, Covered Persons may be deleted from or, with evidence of insurability, added to this rider. When this occurs, we will give you a revised Policy Specifications page.

BENEFIT AMOUNT - The Benefit Amount is shown on the Policy Specifications pages for each Covered Person.

Any reduction in Benefit Amount requested after the policy issue date for any year may require a reduction in Benefit Amounts for future years. Any decrease in the face amount of the policy to which this rider is attached may require a decrease in the Benefit Amounts under this rider.

We will pay the Benefit Amount for this rider when we receive proof that the death of a Covered Person occurred while this rider was in effect.

MORTALITY CHARGES - The Mortality Charges for this rider are calculated separately for each Covered Person. The monthly Mortality Charge for any Covered Person is equal to the product of the applicable monthly cost of insurance rate times the Benefit Amount for such Covered Person.

The cost of insurance rates are based on the Covered Person's attained age, risk classification, and duration applicable to this rider. The current monthly cost of insurance rates will be determined by the company. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown on the Policy Specifications pages.

RENEWAL - Coverage under this rider will be automatically renewed on each Covered Person on each monthly payment date for which there is an applicable Guaranteed Maximum Monthly Cost of Insurance Rate shown on the Policy Specifications pages.

CONVERSION - While this rider is in effect or upon termination of this policy by death of the insured, the Benefit Amount for this rider may be converted to a new policy on any Covered Person's life at any time before such Covered Person becomes age 65. This rider may be converted during the first two years it is in effect regardless of the Covered Person's age. The Covered Person's Benefit Amount for this rider will be cancelled on the new policy's issue date.

The amount of insurance under the new policy will be the same as the Covered Person's Benefit Amount under this rider. A lower amount may be selected as long as it is not less than our regular minimum limit at the time of conversion.

The new policy may be on the whole life or any higher premium plan we regularly issue at the time of conversion. It will be issued in the same underwriting class and contain the same restrictions, if any, as this rider. It will be issued at our published rates which apply at the Covered Person's age on the new policy's issue date.

Riders will not be included in the new policy without our consent at the time.

If we are waiving charges for this rider at the Covered Person's age 65, and if this rider is converted to a whole life policy in the manner described above, we will waive premiums under the new policy while total disability continues without interruption.

EFFECTIVE DATE - This rider is effective on the policy date unless otherwise stated. This rider will terminate:

- on your written request; or

- on lapse or termination of this policy.

GENERAL CONDITIONS - This rider is part of the policy to which it is attached. As applied to this rider, the periods stated in this policy's Incontestability and Suicide provisions will start with this rider's effective date. All terms of this policy which do not conflict with this rider's terms apply to this rider.

PACIFIC MUTUAL LIFE INSURANCE COMPANY


Thomas C Sutton            Audrey L. Milfs
President                  Secretary


R-88-ART-VL

WAIVER OF CHARGES RIDER

BENEFIT - Subject to this rider's terms, we will waive any monthly Cost of Insurance Charges, any monthly Administrative Charges and any monthly cost of any rider benefits for this policy which falls due while the insured is totally disabled.

We will not waive any charges which fall due more than one year before we receive proof of total disability. We will not waive any charges which fall due before the insured's age 5. If total disability begins during the grace period for an unpaid premium, that premium must be paid in order to establish a valid claim under this rider.

TOTAL DISABILITY - Total disability means a condition which:

- results from bodily injury accidentally sustained or disease which first manifests itself while this rider is in effect;
- occurs before the insured's age 60;
- lasts continuously for at least 3 months; and, either
- stops the insured from performing the substantial and material duties of the job; or
- includes the insured's total and irrecoverable loss of sight of both eyes or use of two hands, two feet or one hand and one foot.

During the first 24 months of disability, "the job" means the insured's occupation for compensation or profit at the time total disability began. After that, "the job" means any one for which the insured is or becomes reasonably fitted by education, training or experience. If the insured is a student when disability begins, "the job" means attending school.

NOTICE OF DISABILITY CLAIM - We must receive notice of the insured's total disability: at our home office; on forms we provide; during the insured's lifetime; and while the insured is disabled.

If it is not reasonably possible for you to give us notice within the time limits above, you must give us notice within one year from the time total disability ends.

PROOF OF DISABILITY - Before we pay a benefit, we must receive proof of total disability. From time to time after the insured is disabled, we may require proof of continuing disability. This proof may include a medical exam by a physician we select and pay. After two years of disability, we will not require proof of total disability more often than once a year. We will not require proof after the insured's age 70.

WAR SERVICE NOT COVERED - Disability occurring in a period during which the insured is in the armed forces of any country at war (declared or not) is not covered under this rider. No insurance charges for this rider will be made for such a period; if any are made we will reverse them.

INSURANCE CHARGES - The monthly Insurance Charge for this rider is based on the total net amount at risk under the policy including any Annual Renewable Convertible Term (ART) rider.

The monthly Insurance Charge for the base policy is (1) multiplied by the result of (2) minus (3), where:

-(1) is the applicable monthly Waiver of Charges Rate;
-(2) is the death benefit at the beginning of the policy month divided by
     1.004074; and
-(3) is the Accumulated Value at the beginning of the policy month before the Monthly Deduction due.

The monthly Insurance Charge for any ART rider is equal to the applicable monthly Waiver of Charges Rate multiplied by the Benefit amount of any such ART rider.

The Waiver of Charges Rates are shown on the Policy Specifications pages.

EFFECTIVE DATE - This rider is effective on the policy date unless otherwise stated. This rider will terminate (without affecting any claim for disability occurring before such termination):

- on your written request; or
- on lapse or termination of this policy; or
- when the insured becomes age 60.

INCONTESTABILITY - This rider will be incontestable after it has been in force for two years, excluding any period the insured is disabled.

GENERAL CONDITIONS - This rider is part of the policy to which it is attached. All terms of the policy which do not conflict with this rider's terms apply to this rider.


PACIFIC MUTUAL LIFE INSURANCE COMPANY


Thomas C Sutton          Audrey L. Milfs
President                Secretary

R88-WC

GUARANTEED INSURABILITY RIDER

BENEFIT - You may, without providing evidence of insurability, increase the face amount of this policy on each option date shown in the Policy Specifications pages. To do this, you must make a written request on a form we provide:

- while this rider is in effect;

- during the insured's lifetime; and

- within 31 days of the option date.

ADVANCE OF OPTION DATES - You may advance the next available option date to any date you state following the insured's marriage or the birth of any child of the insured. Birth includes legal adoption. The date you state will be an option date and will replace and cancel the option date so advanced.

AMOUNT OF INCREASE - The increase in face amount may not exceed the maximum shown in the Policy Specifications pages. The increase will be effective on the option date if the insured is then living. If we are waiving insurance and administrative charges for this policy on any option date, we will automatically effect any increase options available to you and will waive any increases in charges which result from this during continued total disability.

INSURANCE CHARGES - Insurance Charges for this rider are shown in the Policy Specifications pages.

EFFECTIVE DATE - This rider is effective on the policy date unless otherwise stated hereon. This rider will terminate:

- on your written request; or

- on lapse or termination of this policy; or

- 31 days after the last option date.

GENERAL CONDITIONS - This rider is part of the policy to which it is attached. As applied to this rider, the periods stated in this policy's incontestability and Suicide provisions will start with this rider's effective date. All terms of this policy which do not conflict with this rider's terms apply to this rider.

PACIFIC MUTUAL LIFE INSURANCE COMPANY

Thomas C Sutton            Audrey L. Milfs
President                  Secretary
R84-GI

ACCIDENTAL DEATH RIDER

BENEFIT - We will pay the Extra Benefit Amount when we receive proof that the insured's death:
- was accidental, subject to this rider's provisions; and
- occurred while this rider was in force.

ACCIDENTAL DEATH - An accidental death is one which:
- results directly and independently of all other causes from bodily injuries accidentally sustained while this rider is in force; and
- is not caused by bodily or mental infirmity, illness or disease; and
- occurs within 120 days of the injuries. We will waive the 120 day limit if the insured continuously requires artificial means to sustain life from the time of injury to the time of death.

RISKS NOT COVERED - This rider does not cover death which results from:

- intentionally self inflicted injuries while sane or insane; or
- medical, surgical or dental treatment; or
- any poison or gas taken or inhaled voluntarily; or
- war or any incident of war, declared or not; or
- descent from any kind of aircraft; or
- riding in any kind of aircraft unless solely as a passenger in an aircraft not operated by or for any armed forces.

WAR SERVICE - This rider will be suspended while the insured is in the armed forces of any country at war, declared or not. No insurance charges will be made for this rider during the suspension; if any are made we will reverse them.

INSURANCE CHARGES - The monthly Insurance Charge for this rider is shown in the Policy Specifications pages.

EFFECTIVE DATE - This rider is effective on the policy date unless otherwise stated hereon. This rider will terminate:
- on your written request; or
- on lapse or termination of this policy; or
- when the insured becomes age 70.

AUTOPSY - We reserve the right to make an autopsy where this is legal.

INCONTESTABILITY - This rider will be incontestable after it has been in force for two years during the insured's lifetime.

GENERAL CONDITIONS - This rider is part of the policy to which it is attached. All terms of the policy which do not conflict with this rider's terms apply to this rider.

PACIFIC MUTUAL LIFE INSURANCE COMPANY


Thomas C. Sutton          Audrey L. Milfs
President                 Secretary


R84-AD

CHILDREN'S TERM RIDER

BENEFIT - We will pay a benefit when we receive proof that a child's death occurred while this rider was in effect. The benefit provided is term insurance to the child's 25th birthday. The Benefit Amount is $1,000 for each rider unit.

CHILD - "Child" means any child of the insured who is:

- at least 14 days old but not more than 25 years old; and
- named in the application for this rider, or born or adopted hereafter.

"Child" includes natural child, step-child or adopted child.

PAID-UP INSURANCE BENEFIT - The term insurance on each child will become paid-up upon the insured's death. We will issue a separate policy for the paid-up insurance with the child as owner.

INSURANCE CHARGES - The monthly Insurance Charge for this rider is shown in the Policy Specifications pages.

EFFECTIVE DATE - This rider is effective on the policy date unless otherwise stated hereon. This rider will terminate:

- on your written request; or
- on the lapse or termination of this policy; or
- when the insured becomes age 65.

CONVERSION - You may convert the term insurance under this rider to a new policy on the child's life. The conversion date for insurance on each child is the earlier of:

- the child's 25th birthday; or
- the date the insured becomes age 65.

You or the child must apply in writing on a form we provide within 31 days of the conversion date. The conversion date will be the new policy's date. The new policy will become effective on its date only if the child is then living.

The amount of insurance on the new policy will be five times the child's Benefit Amount. If you wish, you may select a lower amount but not less than our regular minimum limit at the time of conversion.

The new policy will be on the whole life or any higher premium plan we regularly issue at the time of conversion. It will be issued at our published rates for the standard class and for the child's age on the new policy's date.

INCONTESTABILITY - This rider will be incontestable after it has been in force for two years during the insured's lifetime. Any paid-up term insurance issued under this rider will be incontestable from its policy date.

SUICIDE - If the insured dies by suicide, while sane or insane, within two years from the effective date of this rider, no paid-up benefit will be issued.

REINSTATEMENT - The Reinstatement provision of this policy applies to this rider except that we will require satisfactory evidence of insurability for each child.

GENERAL CONDITIONS - This rider is part of the policy to which it is attached. All terms of the policy which do not conflict with this rider's terms apply to this rider.


PACIFIC MUTUAL LIFE INSURANCE COMPANY


Thomas C Sutton          Audrey L. Milfs
President                Secretary


R84-CT

AVIATION RIDER

RISKS NOT COVERED - This policy does not cover death or disability resulting from injuries sustained as a result of riding in, descent with or descent from an aircraft operated by or for the armed forces of any country or organization if:

- the deceased was pilot, co-pilot, or crew member; or

- the aircraft was operated for aviation training or testing.

The amount payable under this policy in the event of death as a result of a risk not covered will be the greater of:

- total premiums received under this policy (without interest) less any withdrawal amounts and any dividends paid in cash; or

- an amount equal to the cash surrender value of this policy.

Any existing debt on this policy will be deducted from the amount payable. However, the total amount payable will not exceed the payment that would have been made in the absence of this rider.

GENERAL CONDITIONS - This rider is part of the policy to which it is attached. This rider becomes effective on the policy date unless otherwise specified hereon.


PACIFIC MUTUAL LIFE INSURANCE COMPANY


Thomas C Sutton          Audrey L. Milfs
President                Secretary

R88-AM

AVIATION RIDER

RISKS NOT COVERED - This policy does not cover death or disability resulting from injuries sustained as a result of riding in, descent with or descent from an aircraft unless:

- the deceased was a fare-paying passenger; and

- the aircraft was being operated by a duly licensed passenger carrier on a regular schedule over its established route.

The amount payable under this policy in the event of death as a result of a risk not covered will be the greater of:

- total premiums received under this policy (without interest) less any withdrawal amounts and any dividends paid in cash; or

- an amount equal to the cash surrender value of this policy.

Any existing debt on this policy will be deducted from the amount payable. However, the total amount payable will not exceed the payment that would have been made in the absence of this rider.

GENERAL CONDITIONS - This rider is part of the policy to which it is attached. This rider becomes effective on the policy date unless otherwise specified hereon.


PACIFIC MUTUAL LIFE INSURANCE COMPANY


Thomas C Sutton          Audrey L. Milfs
President                Secretary

R88-AT

AVIATION RIDER

RISKS NOT COVERED - This policy does not cover death or disability resulting from injuries sustained as a result of riding in, descent with or descent from an aircraft if:

- the deceased was pilot, co-pilot, or crew member; or

- the aircraft was operated for aviation training or testing; or

- the aircraft was operated by or for the armed forces of any country or organization.

The amount payable under this policy in the event of death as a result of a risk not covered will be the greater of:

- total premiums received under this policy (without interest) less any withdrawal amounts and any dividends paid in cash; or

- an amount equal to the cash surrender value of this policy.

Any existing debt on this policy will be deducted from the amount payable. However, the total amount payable will not exceed the payment that would have been made in the absence of this rider.

GENERAL CONDITIONS - This rider is part of the policy to which it is attached. This rider becomes effective on the policy date unless otherwise specified hereon.


PACIFIC MUTUAL LIFE INSURANCE COMPANY


Thomas C Sutton          Audrey L. Milfs
President                Secretary

R88-A

INDEX

SUBJECT                                PAGE
Accumulated Value                           8
Administrative Charge                      10
Age                                         5
Assignment                                  5
Beneficiary                                 5
Cash Surrender Value                       10
Change Provision                            7
Compliance                                 13
Cost of Insurance Rates                     9
Definitions                                 5
Exchange of Insured                        13
Face Amount                                 3
General Provisions                         12
Grace Period and Lapse                      6
Illustrative Report                        12
Income Benefits                            11
Incontestability                           12
Interest                                    9
Juvenile Insured                           12
Maturity                                   10
Misstatement                               12
Monthly Deduction                           9
Mortality and Expense Risk Charge          10
Other Deductions                           10
Owner                                    3, 5
Participating                              12
Payments                                   13
Policy Benefits                             6
Policy Date                                 3
Policy Loans                               11
Policy Specifications                    3, 4
Premium Limitation                          6
Premium Load                               10
Premiums                                    5
Reinstatement                               6
Reports                                    12
Separate Account                           14
Suicide Exclusion                      12, 13
Surrender                                  10
Transfers                                   9
Withdrawals                                10